Prospectus filed pursuant to Rule 424(b)(3)
Registration No. 333-166525

SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS
FOR THE SPECIAL MEETINGS OF SHAREHOLDERS OF THE GEO GROUP, INC.
AND STOCKHOLDERS OF CORNELL COMPANIES, INC.
TO BE HELD AUGUST 12, 2010

This is a supplement to the joint proxy statement/prospectus relating to the special meeting of shareholders of The GEO Group, Inc. (“GEO”) and the special meeting of stockholders of Cornell Companies, Inc. (“Cornell”) that was mailed to you on or about July 15, 2010 (the “joint proxy statement/prospectus”). The special meeting of GEO shareholders is being held to consider and vote on the proposal to approve the GEO share issuance in connection with the merger and the special meeting of Cornell stockholders is being held to consider and vote on the proposal to adopt the merger agreement.

The purpose of this supplement is to advise Cornell stockholders that, notwithstanding the discussion in the joint proxy statement/prospectus relating to election procedures, the Cornell stockholders as of July 20, 2010 (the “Election Record Date”) are eligible to complete and submit an election form and letter of transmittal by the election deadline of 5:00 p.m. on August 11, 2010 (the “Election Deadline”). If you are a Cornell stockholder and would like to request documents, please do so by July 30, 2010 in order to receive the materials no later than five business days before the Election Deadline. References to the Election Record Date of July 2, 2010, the Election Deadline of August 5, 2010, and to Cornell stockholders requesting documents by July 23, 2010 in order to receive the materials five business days before the Election Deadline in the joint proxy statement/prospectus are amended and superseded by this supplement.

GEO, GEO Acquisition III, Inc. and Cornell have executed an amendment to the agreement and plan of merger, dated July 22, 2010, to clarify that the record date for purposes of determining eligibility to submit an election form and letter of transmittal shall be July 20, 2010 or such other time and date as GEO and Cornell shall agree.

GEO and Cornell are distributing this supplement to all GEO and Cornell stockholders as of July 2, 2010, the record date for determining the GEO shareholders eligible to vote on the proposal to approve the GEO share issuance and Cornell stockholders eligible to vote on the proposal to adopt the merger agreement. You should read this supplement together with the joint proxy statement/prospectus. Except as expressly stated above, nothing contained in this supplement shall be deemed to amend, modify or supplement the joint proxy statement/prospectus.

George C. Zoley Chairman of the Board of Directors and Chief Executive Officer, The GEO Group, Inc.	James E. Hyman Chairman of the Board of Directors, Chief Executive Officer and President Cornell Companies, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this supplement or the joint proxy statement/prospectus, or the GEO common stock to be issued pursuant to the merger, or determined if this supplement or the joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus supplement is dated July 22, 2010 and is first being mailed or otherwise delivered to GEO shareholders and Cornell stockholders on or about July 22, 2010.

In connection with the proposed transaction involving GEO and Cornell, GEO has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus. The joint proxy statement/prospectus was first mailed to shareholders of GEO and stockholders of Cornell on or about July 15, 2010. GEO SHAREHOLDERS AND CORNELL STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. GEO shareholders and Cornell stockholders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by GEO and Cornell through the website maintained by the SEC at www.sec.gov or as provided below.

If you are a GEO shareholder:		If you are a Cornell stockholder:
Electronic:	www.geogroup.com Pablo E. Paez Director, Corporate Relations The GEO Group, Inc. Phone: (866) 301-4436 E-mail: ppaez@geogroup.com	Electronic:	www.cornellcompanies.com Charles Seigel Vice President Cornell Companies, Inc. Phone: (888) 624-0816 Email: InvestorRelations@cornellcompanies.com
By Mail:	The GEO Group, Inc. One Park Place, Suite 700 621 Northwest 53rd Street Boca Raton, Florida 33487 Attention: Director, Corporate Relations	By Mail:	Cornell Companies, Inc. 1700 West Loop South, Suite 1500 Houston, Texas 77027 Attention: Investor Relations
E-mail Address:	ppaez@geogroup.com	E-mail Address:	InvestorRelations@cornellcompanies.com
By Telephone:	(866) 301-4436	By Telephone:	(888) 624-0816